EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2023 Results

MARIETTA, Pa., July 27, 2023 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the second quarter and first half of 2023.

Significant Items for Second Quarter of 2023 (all comparisons to second quarter of 2022):

  Net income of $2.0 million, or 6 cents per diluted Class A share, compared to net loss of $8.2 million, or 26 cents per Class A share
  Net premiums earned increased 5.9% to $216.3 million
  Net premiums written1 increased 3.7% to $226.5 million
  Combined ratio of 104.7%, compared to 105.0%
  Net income included after-tax net investment gains of $2.0 million, or 6 cents per diluted Class A share, compared to after-tax net investment losses of $6.6 million, or 21 cents per Class A share
  Book value per share of $14.68 at June 30, 2023

Financial Summary

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$216,260	$204,128	5.9%	$431,493	$403,377	7.0%
Investment income, net	10,157	8,204	23.8	19,607	16,063	22.1
Net investment gains (losses)	2,504	(8,377)	NM2	2,173	(8,453)	NM
Total revenues	229,196	204,311	12.2	453,942	411,938	10.2
Net income (loss)	1,997	(8,208)	NM	7,201	4,937	45.9
Non-GAAP operating income (loss)[1]	19	(1,590)	NM	5,484	11,615	-52.8
Annualized return (loss) on average equity	1.6%	-6.3%	NM	3.0%	1.9%	1.1 pts

Per Share Data
Net income (loss) – Class A (diluted)	$0.06	$(0.26)	NM	$0.22	$0.16	37.5%
Net income (loss) – Class B	0.05	(0.24)	NM	0.20	0.14	42.9
Non-GAAP operating income (loss) – Class A (diluted)	-	(0.05)	NM	0.17	0.37	-54.1
Non-GAAP operating income (loss) – Class B	-	(0.05)	NM	0.15	0.34	-55.9
Book value	14.68	15.87	-7.5%	14.68	15.87	-7.5

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

“We are continuing to navigate through a challenging time for the insurance industry as we respond to the ongoing effects of elevated loss cost inflation. During the quarter, we intentionally slowed our new business growth in personal lines, a strategic decision due to the ongoing inflationary increases in the cost and duration of automobile and property repairs seen across the industry. Personal lines premium growth of 14.8% was primarily driven by rating actions, with average renewal rate increases of 13.6% for the second quarter. For our commercial lines segment, we have continued the rollout of modernized commercial automobile, umbrella and businessowners products with enhanced straight-through processing capabilities for our agents. After a successful initial rollout in three states in the first quarter of 2023, we have launched the enhanced products and agency portal in the remaining 19 states where we offer commercial lines for policies effective beginning August 1. Commercial premium retention and rate increases remained strong during the second quarter, but they were more than offset by policy attrition in several states we are exiting or have targeted for profit improvement and the effect of reinsurance reinstatement premiums resulting from utilization of reinsurance for several large property losses. Renewal rate increases averaged 10.1% for commercial lines other than workers’ compensation for the second quarter of 2023. We remain confident in our ability to grow our business profitably as we continue to execute numerous strategies over the next few years,” said Kevin G. Burke, President and Chief Executive Officer.

He continued, “We saw modest improvement in profitability, as expected, in the second quarter of 2023. While no large catastrophe weather event impacted the quarterly loss ratio, the frequency of losses from smaller weather-related events across our footprint increased. We remain committed to implementing rate increases across our operating regions and taking specific data-driven underwriting actions to improve our geographic spread of risk in response to the uptick in the frequency of weather events. We are committed to enhancing our operational efficiency, profitability and long-term value creation for the benefit of our policyholders, agents and stockholders.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), two New England states (Maine and New Hampshire), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change

	(dollars in thousands)

Net Premiums Earned
Commercial lines	$128,092	$126,854	1.0%	$258,558	$251,183	2.9%
Personal lines	88,168	77,274	14.1	172,935	152,194	13.6
Total net premiums earned	$216,260	$204,128	5.9%	$431,493	$403,377	7.0%

Net Premiums Written
Commercial lines:
Automobile	$45,249	$43,588	3.8%	$97,318	$92,216	5.5%
Workers' compensation	27,743	29,343	-5.5	60,944	62,240	-2.1
Commercial multi-peril	46,823	51,117	-8.4	102,673	105,314	-2.5
Other	10,379	10,496	-1.1	22,269	21,607	3.1
Total commercial lines	130,194	134,544	-3.2	283,204	281,377	0.6
Personal lines:
Automobile	53,329	44,988	18.5	103,310	87,228	18.4
Homeowners	37,213	32,785	13.5	65,402	56,300	16.2
Other	5,776	6,129	-5.8	11,900	11,983	-0.7
Total personal lines	96,318	83,902	14.8	180,612	155,511	16.1
Total net premiums written	$226,512	$218,446	3.7%	$463,816	$436,888	6.2%

Net Premiums Written

The 3.7% increase in net premiums written for the second quarter of 2023 compared to the second quarter of 2022, as shown in the table above, represents a 3.2% decline in commercial lines net premiums written and 14.8% growth in personal lines net premiums written. The $8.1 million increase in net premiums written for the second quarter of 2023 compared to the second quarter of 2022 included:

  Commercial Lines: $4.3 million decrease that we attribute primarily to planned attrition in states we are exiting or have targeted for profit improvement, lower new business writings and reinsurance reinstatement premiums on our property excess of loss reinsurance program, offset partially by strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation.
  Personal Lines: $12.4 million increase that we attribute to a continuation of renewal premium increases and strong premium retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	55.0%	57.1%	55.8%	57.9%
Loss ratio - weather-related losses	9.1	9.6	7.8	6.8
Loss ratio - large fire losses	5.9	6.6	5.5	5.7
Loss ratio - net prior-year reserve development	-0.1	-3.9	-2.0	-6.1
Loss ratio	69.9	69.4	67.1	64.3
Expense ratio	34.2	35.0	35.3	35.4
Dividend ratio	0.6	0.6	0.6	0.7
Combined ratio	104.7%	105.0%	103.0%	100.4%

Statutory Combined Ratios
Commercial lines:
Automobile	101.9%	100.1%	99.1%	94.7%
Workers' compensation	95.7	78.7	91.0	87.8
Commercial multi-peril	111.8	119.5	113.3	109.8
Other	95.7	87.1	88.2	79.9
Total commercial lines	103.6	101.6	101.8	97.6
Personal lines:
Automobile	104.4	104.0	104.1	98.9
Homeowners	103.4	123.5	101.8	115.9
Other	105.9	51.3	77.4	47.6
Total personal lines	104.3	107.5	101.6	101.2
Total lines	103.8%	103.8%	101.7%	99.0%

Loss Ratio

For the second quarter of 2023, the loss ratio increased slightly to 69.9%, compared to 69.4% for the second quarter of 2022. Weather-related losses were $19.7 million, or 9.1 percentage points of the loss ratio, for the second quarter of 2023, compared to $19.6 million, or 9.6 percentage points of the loss ratio, for the second quarter of 2022. Weather-related loss activity for the second quarter of 2023 was higher than our previous five-year average of $16.9 million, or 8.9 percentage points of the loss ratio, for second-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the second quarter of 2023 were $12.7 million, or 5.9 percentage points of the loss ratio. That amount was less than the large fire losses of $13.4 million, or 6.6 percentage points of the loss ratio, for the second quarter of 2022. We experienced a $1.4 million decrease in homeowners fire losses, offset partially by a modest increase in commercial property fire losses, compared to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years was negligible and had virtually no impact on the loss ratio for the second quarter of 2023, compared to $7.9 million that decreased the loss ratio for the second quarter of 2022 by 3.9 percentage points. Our insurance subsidiaries experienced modest levels of favorable development in the commercial automobile, personal automobile and homeowners lines of business, offset by modest levels of adverse development in workers’ compensation and other lines of business that we primarily attribute to higher-than-anticipated case reserve development.

Expense Ratio

The expense ratio was 34.2% for the second quarter of 2023, compared to 35.0% for the second quarter of 2022. The decrease in the expense ratio reflected lower underwriting-based incentive costs for our agents and employees for the second quarter of 2023 compared to the prior-year quarter.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.5% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2023.

	June 30, 2023		December 31, 2022
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$167,416	12.8%	$166,883	12.8%
Obligations of states and political subdivisions	418,919	32.1	422,253	32.4
Corporate securities	395,819	30.3	393,787	30.2
Mortgage-backed securities	265,310	20.4	229,308	17.5
Allowance for expected credit losses	(1,324)	-0.1	-	0.0
Total fixed maturities	1,246,140	95.5	1,212,231	92.9
Equity securities, at fair value	38,619	3.0	35,105	2.7
Short-term investments, at cost	19,465	1.5	57,321	4.4
Total investments	$1,304,224	100.0%	$1,304,657	100.0%

Average investment yield	3.0%		2.6%
Average tax-equivalent investment yield	3.1%		2.7%
Average fixed-maturity duration (years)	5.8		5.9

Net investment income of $10.2 million for the second quarter of 2023 increased 23.8% compared to $8.2 million for the second quarter of 2022. The increase in net investment income primarily reflected an increase in average investment yield relative to the prior-year second quarter.

Net investment gains of $2.5 million for the second quarter of 2023 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2023. Net investment losses of $8.4 million for the second quarter of 2022 were primarily related to unrealized losses in the fair value of equity securities held at June 30, 2022.

Our book value per share was $14.68 at June 30, 2023, compared to $14.79 at December 31, 2022, with the decrease partially related to $3.6 million of after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during 2023 that decreased our book value by $0.11 per share.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$216,260	$204,128	5.9%	$431,493	$403,377	7.0%
Change in net unearned premiums	10,252	14,318	-28.4	32,323	33,511	-3.5
Net premiums written	$226,512	$218,446	3.7%	$463,816	$436,888	6.2%

The following table provides a reconciliation of net income (loss) to operating income (loss) for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss)	$1,997	$(8,208)	NM	$7,201	$4,937	45.9%
Investment (gains) losses (after tax)	(1,978)	6,618	NM	(1,717)	6,678	NM
Non-GAAP operating income (loss)	$19	$(1,590)	NM	$5,484	$11,615	-52.8%

Per Share Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss) – Class A (diluted)	$0.06	$(0.26)	NM	$0.22	$0.16	37.5%
Investment (gains) losses (after tax)	(0.06)	0.21	NM	(0.05)	0.21	NM
Non-GAAP operating income (loss) – Class A	$-	$(0.05)	NM	$0.17	$0.37	-54.1%

Net income (loss) – Class B	$0.05	$(0.24)	NM	$0.20	$0.14	42.9%
Investment (gains) losses (after tax)	(0.05)	0.19	NM	(0.05)	0.20	NM
Non-GAAP operating income (loss) – Class B	$-	$(0.05)	NM	$0.15	$0.34	-55.9%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On July 20, 2023, we declared a regular quarterly cash dividend of $0.17 per share for our Class A common stock and $0.1525 per share for our Class B common stock, which are payable on August 15, 2023 to stockholders of record as of the close of business on August 1, 2023.

Pre-Recorded Webcast

At approximately 8:30 am ET on Thursday, July 27, 2023, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), prolonged economic challenges resulting from the COVID-19 pandemic, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments (including those related to COVID-19 business interruption coverage exclusions), changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.

Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income (Loss)
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2023	2022

Net premiums earned	$216,260	$204,128
Investment income, net of expenses	10,157	8,204
Net investment gains (losses)	2,504	(8,377)
Lease income	87	98
Installment payment fees	188	258
Total revenues	229,196	204,311

Net losses and loss expenses	151,235	141,608
Amortization of deferred acquisition costs	37,935	35,172
Other underwriting expenses	35,948	36,235
Policyholder dividends	1,346	1,289
Interest	155	240
Other expenses, net	324	346
Total expenses	226,943	214,890

Income (loss) before income tax expense (benefit)	2,253	(10,579)
Income tax expense (benefit)	256	(2,371)

Net income (loss)	$1,997	$(8,208)

Net income (loss) per common share:
Class A - basic and diluted	$0.06	$(0.26)
Class B - basic and diluted	$0.05	$(0.24)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,382,442	26,069,692
Class A - diluted	27,489,338	26,294,147
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$226,512	$218,446

Book value per common share
at end of period	$14.68	$15.87

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2023	2022

Net premiums earned	$431,493	$403,377
Investment income, net of expenses	19,607	16,063
Net investment gains (losses)	2,173	(8,453)
Lease income	176	203
Installment payment fees	493	748
Total revenues	453,942	411,938

Net losses and loss expenses	289,341	259,491
Amortization of deferred acquisition costs	75,733	69,354
Other underwriting expenses	76,560	73,342
Policyholder dividends	2,689	2,937
Interest	308	393
Other expenses, net	761	774
Total expenses	445,392	406,291

Income before income tax expense	8,550	5,647
Income tax expense	1,349	710

Net income	$7,201	$4,937

Net income per common share:
Class A - basic and diluted	$0.22	$0.16
Class B - basic and diluted	$0.20	$0.14

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,287,717	25,928,952
Class A - diluted	27,427,848	26,052,149
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$463,816	$436,888

Book value per common share
at end of period	$14.68	$15.87

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2023	2022
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$685,402	$688,439
Available for sale, at fair value	560,738	523,792
Equity securities, at fair value	38,619	35,105
Short-term investments, at cost	19,465	57,321
Total investments	1,304,224	1,304,657
Cash	28,435	25,123
Premiums receivable	195,252	173,846
Reinsurance receivable	450,680	456,522
Deferred policy acquisition costs	78,903	73,170
Prepaid reinsurance premiums	175,079	160,591
Other assets	56,362	49,440
Total assets	$2,288,935	$2,243,349

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,122,683	$1,121,046
Unearned premiums	624,463	577,653
Accrued expenses	4,528	4,226
Borrowings under lines of credit	35,000	35,000
Other liabilities	16,068	21,831
Total liabilities	1,802,742	1,759,756
Stockholders' equity:
Class A common stock	305	301
Class B common stock	56	56
Additional paid-in capital	332,073	325,602
Accumulated other comprehensive loss	(45,201)	(41,704)
Retained earnings	240,186	240,564
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	486,193	483,593
Total liabilities and stockholders' equity	$2,288,935	$2,243,349